Exhibit 10.2

Seven Life Sciences Client Contract

Once you agree the contract, please either sign in the relevant section and scan back to us via email or fax to 0203 88 77 374. You can also sign electronically and return via email if you have the facility and we will accept your email as agreement.

Company name:	RespireRx Pharmaceuticals Inc. and, subject to services of Contractor being rendered directly to ResolutionRx Ltd and paid by ResolutionRx Ltd, then also RespireRx Pharmaceuticals Inc., on behalf of its subsidiary, ResolutionRx Ltd

Contact Name:	Jeff Margolis

Contact Position:	SVP, CFO, Treasurer, Secretary, BOD Member

Candidate Name:	Will Clodfelter/Ponto Ventures LLC

Candidate Position:	Senior Vice President of Business Development

Start Date:	Effective date of contract between Ponto Ventures LLC, Will Clodfelter and RespireRx Pharmaceuticals Inc

Contract Length:	4 months originally with option to extend

Charge:	$[xxx] fee paid in monthly installment of $[xxx] each month Extension fee will be [xxx]% of the yearly remuneration paid monthly

Signature:	/s/ Andre Henrique

Date:	6 December 2023

Name of Seven Life Sciences Signatory:	Andre Henrique

Signature on behalf of RespireRx:	/s/ Jeff Eliot Margolis

Name	Jeff Margolis

Date:	6 December 2023

Seven Life Sciences Ltd Terms and Conditions

Client Terms & Conditions

Client terms of business for the supply by agencies of limited company contractors, where the Contractor is highly skilled and not under the supervision, direction or control of the client and has opted out of the 2003 Conduct Regulations

1. DEFINITIONS

“1.1” The following definitions apply:

“Assignment” means the period during which the Contractor is supplied by Seven Life Sciences (“Agency”), to render services to the Client

“Client” means the person, firm or corporate body together with any subsidiary or associated Company as defined by the Companies Act 1985 to whom the Contractor is supplied or introduced;

“Agency” means Seven Life Sciences Limited of 2nd Floor, Oberon House, Adastral Park, Ipswich, IP5 3RE acting as an Employment Agency under the Conduct of Employment Agencies and Employment Businesses Regulations 2003.

“Contractor” means the Limited Company introduced to the Client by the Agency to carry out an Assignment (and save where otherwise indicated, includes any officer, employee or representative thereof), in this case meaning Will Clodfelter or Ponto Ventures LLC, individually or collectively.

“Engagement” means the engagement, employment or use of the Contractor’s services or the services of any officer, employee or representative of the Contractor, directly by the Client or any third party or through any other employment business on a permanent or temporary basis whether under a contract of service or for services.; an agency, licence, franchise or partnership arrangement; or any other engagement

“Introduction” means (i) the Client’s interview of an officer, employee, or representative of the Contractor, in person or by telephone, following the Client’s instruction to the Agency to supply a Contractor or (ii) the passing to the Client of information which identifies a Contractor; and which leads to an Engagement

“Transfer Fee” means the fee payable in accordance with clause 7.1(b) below and Regulation 10 of the Conduct of Employment Agencies and Employment Businesses Regulations 2003.

“Relevant Period” as it relates to clause 7.4, means the four months from the first day on which the Contractor worked for the Client, and the first one year extension period until the day after the Contractor was last supplied by the Agency to the Client, but no more than sixteen months.

“Introduction Fee” means the fee payable in accordance with clause 4.1 below and Regulation 10 of the Conduct of Employment Agencies and Employment Businesses Regulations 2003.

“Remuneration” includes fees, guaranteed and/or anticipated bonus and commission earnings, allowances, inducement payments, and all other payments taxable, (and, where applicable, non-taxable) payable to or receivable by the Contractor for services rendered to or on behalf of the Client.

“1.2” Unless the context otherwise requires, references to the singular include the plural.

“1.3” The headings contained in these Terms are for convenience only and do not affect their interpretation.

The ‘first day’ will be the first occasion on which a Contractor is supplied to work for the Client.

2. THE CONTRACT

“2.1” These terms (“Terms”) constitute the contract between the Agency and the Client for the supply of the Contractor’s services to the Client and are deemed to be accepted by the Client by virtue of its request for, interview with or engagement of a Contractor or the passing of any information about the Contractor to any third party following an Introduction.

“2.2” These terms contain the entire agreement between the parties and unless otherwise agreed in writing by a Director of the Agency, these Terms prevail over any terms of business or purchase conditions put forward by the Client.

“2.3” No variation or alteration to these Terms shall be valid unless the details of such variation are agreed between the Agency and the Client and are set out in writing and a copy of the varied terms is given to the Client stating the date on or after which such varied terms shall apply.

3. INFORMATION TO BE PROVIDED

“3.1” When making an Introduction of a Contractor to the Client the Agency shall inform the Client of the identity of the Contractor and the person to be supplied to do the work; and confirm that the Contractor and the person to be supplied to do the work has the necessary or required experience, training, qualifications and any authorisation required by law or a professional body to work in the Assignment.

“3.2” Where such information is not given in paper form or by electronic means it shall be confirmed by such means by the end of the third business day (excluding Saturday, Sunday and any public or Bank holiday) following, save where the Contractor is being proposed for an Assignment in the same position as one in which the Contractor had previously been supplied within the previous five business days and such information has already been given to the Client.

4. CHARGES

“4.1” The Client agrees to pay the hourly charges of the Contractor directly. The charges are calculated according to the number of hours worked by the Contractor (to the nearest quarter-hour). The charges comprise the Contractor’s pay. Separately, Client agrees to pay Agency’s fee directly to the Agency upon separate invoice by Agency, calculated as follows: $4,800 paid in monthly installment of $1,200 each month for the first four (4) months and then during the first twelve (12) month Extension Period or part thereof, as such term is defined in that certain contract between Client and Contractor of even date herewith, the fee payable directly to the Agency shall be [xxx]%, paid to the Agency monthly, of the each month’s remuneration to Contractor VAT, if applicable, is payable on the entirety of these charges.

“4.2” The charges are invoiced to the Client on a monthly basis and are payable within 21 days. The Agency reserves the right to charge interest on any overdue amounts at the LIBOR (London Interbank Offer Rate) rate from the due date until the date of payment.

“4.3” There are no rebates payable in respect of the charges of the Agency.

5. TIME SHEETS

“5.1” At the end of each month of any Extension Period of the Assignment (or at the end of the Assignment where the Assignment is for a period of less than one month, the Client shall sign the Contractor’s timesheet verifying the number of hours worked by the Contractor during that month and which shall be sent to Agency in order for Agency to be able to calculate its fee.

“5.2” E-signature of the timesheet by the Client indicates is confirmation of the number of hours worked. If the Client is unable to e-sign a timesheet produced for authentication by the Contractor because the Client disputes the hours claimed, the Client shall inform the Agency as soon as is reasonably practicable and shall co-operate fully and in a timely fashion with the Agency to enable the Agency to establish what hours, if any, were worked by the Contractor. Failure to e-sign the timesheet does not absolve the Client’s obligation to pay the charges in respect of the hours worked.

“5.3” The Client shall not be entitled to decline to e-sign a timesheet on the basis that he is dissatisfied with the work performed by the Contractor. In cases of unsuitable work the Client should apply the provisions of clause 10.1 below.

6. PAYING THE CONTRACTOR

“6.1” The Client is responsible for paying the Contractor.

7. TRANSFER AND INTRODUCTION FEES

“7.1” In the event that there is an Introduction of a Contractor to the Client which does not result in the supply of that Contractor by the Agency to the Client, but which leads to an Engagement of the Contractor by the Client either directly or pursuant to being supplied by another employment agency or employment business the Client shall be liable, for all fees to the Agency:

“7.4” In the event that the Contractor is introduced by the Client to a third party with whom the Contractor takes up employment within the Relevant Period the Client will be obligated to make the introduction to the third party through the Agency. This introduction must go through Agency. The pay obligation will then be on the third party who shall acknowledge that it shall be liable to pay a transfer fee calculated as follows: [xxx]% of the Remuneration applicable during the first 12 months of the Engagement. VAT is payable in addition to any fee due.

8. LIABILITY

“8.1” Whilst every effort is made by the Agency to give satisfaction to the Client by ensuring reasonable standards of skills, integrity and reliability from Contractors and to provide the same in accordance with the Assignment details provided by the Client, no liability is accepted by the Agency for any loss, expense, damage, costs or delay arising from the failure to provide a Contractor for all or part of the period of the Assignment or from the negligence, dishonesty, misconduct or lack of skill of the Contractor or if the Contractor terminates the Assignment for any reason. For the avoidance of doubt, the Agency does not exclude liability for death or personal injury arising from its own negligence.

“8.2” Contractors provided by the Agency to the Client are deemed to be under the direction and control of the Client for the duration of the Assignment. The Client will comply in all respects with all relevant statutes, by-laws and legal requirements including provision of adequate insurance in respect of the Contractor. The Client shall indemnify the Agency against any costs, claims, damages and expenses incurred by the Agency as a result of any breach of these Terms by the Client.

“8.3” The Client shall advise the Agency of any special health and safety matters about which the Agency is required to inform the Contractor and about any requirements imposed by law or by any professional body which must be satisfied if the Contractor is to fill the Assignment. The Client will assist the Agency in complying with the Agency’s duties under the Working Time Regulations by supplying any relevant information about the Assignment requested by the Agency and the Client will not do anything to cause the Agency to be in breach of its obligations under these Regulations.

“8.4” The Client undertakes that it knows of no reason why it would be detrimental to the interests of the Contractor for the Contractor to fill the Assignment.

“8.5” The Client shall indemnify and keep indemnified the Agency against any costs, claims or liabilities incurred by the Agency arising out of any Assignment or arising out of any non-compliance with clauses 8.2 and8.3 and/or as a result of any breach of these Terms by the Client.

9. Special Situations

“9.1” Where the Contractor or the person supplied to do the work is required by law, or any professional body to have any qualifications or authorisations to work on the Assignment the Agency will take all reasonably practicable steps to obtain and offer to provide copies of any relevant qualifications or authorisations of the Contractor or the person supplied to do the work, two references from persons not related to the Contractor or the person supplied to do the work who have agreed that the references they provide may be disclosed to the Client and has taken all reasonably practicable steps to confirm that the Contractor or the person supplied to do the work is suitable for the Assignment. If the Agency is unable to do any of the above it shall inform the Client of the steps it has taken to obtain this information in any event.

10. TERMINATION OF THE ASSIGNMENT

“10.1” The Client may terminate the Assignment by giving to the Agency in writing the period of notice specified in that certain contract with Contractor of even date herewith.

“10.2” Notwithstanding the provisions of sub-clause 9.1 the Client may terminate the Assignment forthwith by notice in writing to the Agency where:

“10.2.1” the Contractor is in willful or persistent breach of its obligations;

“10.2.2” the Client reasonably believes that the Contractor has not observed any condition of confidentiality applicable to the Contractor from time to time; or

“10.2.3” for any reason, the Contractor proves unsatisfactory to the Client.

“10.3” The Agency may terminate an Assignment forthwith by notice in writing: –

“10.3.1” if the Client is in willful or persistent breach of its obligations under these Terms; or

“10.3.2” if the Client becomes bankrupt or has a receiving order or administrative order made against it or is put into liquidation (save for the purposes of solvent reconstruction or amalgamation).

“10.4” The Agency shall notify the Client immediately if it receives or otherwise obtains information which gives it reasonable grounds to believe that a Contractor supplied to the Client is unsuitable for the Assignment and shall terminate the Assignment under the provisions of clause 10.3.

11. LAW

“11.1” These Terms are governed by the law of England & Wales and are subject to the exclusive jurisdiction of the Courts of England & Wales.

Client terms of business for the supply of limited company contractors